Exhibit 10.38

                                    AGREEMENT

         THIS AGREEMENT is made as of this 12th day of February, 2004, by and between TENGTU INTERNATIONAL CORP., a corporation incorporated in Delaware, United States of America ("TIC"), and ZHOU LIYING, as the last wishes executor of Fan Qi Zhang (the "Last Wishes Executor").

                              W I T N E S S E T H:

           WHEREAS, FanQi Zhang, died on October 24, 2003. He wrote his last wishes on September 30, 2003 and the description on share distribution to TIC and the Board of Directors of TUC on October 2, 2004.

         WHEREAS, pursuant to the terms of his last wishes and the description on share distribution, Mr. Zhang directed that 15 million shares (the "Shares") of TIC Common Stock ("Common Stock") to be received by him from TIC is to be used by the Representative to "solve the funding difficulties of" TENGTU CHINA COMPANIES; and

           WHEREAS, the Last Wishes Executor (Executor), capable of civil responsibility, legally received Mr. Zhang's authorization and is fully empowered under Chinese law to enter into this agreement and carry out its terms; and

WHEREAS, pursuant to Article 2.3.2 in Share Purchase Agreement entered into between BEIJING TENGTU CULTURE & EDUCATION DEVELOPMENT CO., LTD., ("TTC'), BEIJING JIADE TENGTU TECHNOLOGY GROUP CO. LTD., ("Jiade"), BEIJING ORIENTAL TAI HE TECHNOLOGY DEVELOPMENT CO., LTD.. ("Tai He") and Mr. Zhang Fanqi:

TIC deliveries:

to Mr. Zhang, or its nominee(s) certificates evidencing Thirty Million (30,000,000) shares of Common Stock (the "Shares"). The Shares have not been, and will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Therefore, the Shares will be "restricted securities" under the U.S. federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration, including, but not limited to, Rule 144, which requires that the Shares be held for at least one year.

WHEREAS, Tengtu China is faced with various funding difficulties in current operation. The solution of the funding difficulties will be unavailable through resale of the shares due to the minimum one year restriction on such actions. To have the Shares registered for free resale and the proceeds of share resale to be applied pursuant to Mr. Zhang's last wishes and Share Distribution Description;




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         NOW, THEREFORE, in consideration of the above facts, both parties agree to have the Shares registered and to be legally bound by the articles set forth as follows:

                                    ARTICLE I

                DELIVERY OF SHARES; APPLICATION OF SALE PROCEEDS

1.        REGISTRATION, SALE AND PROCEEDS APPLICATION OF COMMON STOCK

1.1. Upon the issuance of the Common Stock by TIC, the Shares shall be delivered to a trustee or escrow agent selected by TIC and Executor, to hold on behalf of Mr. Zhang's estate;

1.2. TIC is in charge of share registration and have shares available for resale at any time;

1.3. The trustee or escrow agent shall follow the resale instruction of TIC which shall keep Executor advised in advance. Proceeds of the share resale shall flow into the special funds account designated by the Executor;

1.4. The Executor can not apply the proceeds of the share resale for any purposes except for solving the funding difficulties of Tengtu China in operation and any management charges incurred in connection with the establishment and maintenance of the fund account.

1.5. Both parties agrees upon the following procedures of the fund application:

1.5.1. TIC or Tengtu China Management Team ("Management Team" refers to any management team that may be organized by TIC in China market and TIC takes full responsibility for the team's actions) shall apply to Executor for the use of the funds;

1.5.2. The Executor or its organized Fund Management Committee ("Committee") shall verify the use of the fund, and after confirming the use complies with the last wishes and Share Distribution Description, the Executor or the Committee shall disburse the fund;

1.5.3. If the Executor has disputes with Management Team or TIC on Item 1.5.2, the Executor shall have the final decision power pursuant to Mr. Zhang's last wishes and Share Distribution Description;

1.5.4. The Management Team shall report the use of the fund to the Executor or the Committee accurately and in time;

1.5.5. The Executor or the Committee shall have the right to inspect the use of the proceeds from time to time.



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1.6.      The Agreement shall be valid from the date of share issuance to the date when the tasks referred to in Mr. Zhang's last wishes and Share Distribution Description is fully completed.

1.7. The termination of this Agreement shall mean that the trustee or escrow agent has completed its obligation on the entrusted Shares. The residual of the shares or proceeds shall be inherited by Mr. Zhang's legal heir under the Chinese Inheritance Law.

                                   ARTICLE II

                           EXPLANATIONS AND STATEMENT

2.        Explanation and Statement

2.1. "Tengtu China" referred to in the last wishes means the companies or affiliates under the name of Mr. Zhang, including: 1) Jiade; 2) TTC;
          3) Beijing Tengtu Electronic Publishing Company, Ltd. (TEP); 4) Beijing Tengtu Tiandi Network Company, Ltd. (TTN); 5) Beijing Fengtai Tengtu Training Center: 6)Beijing Huaxia Boxing Education Software Company, Ltd. (CBERC), and Tai He.

2.2. The funding difficulties of Tengtu China in operation referred to in Mr. Zhang Fanqi's last wishes and Share Distribution Description shall mean:

2.2.1.    Bank debts which can not be repaid in daily operation;

2.2.2.    Various payables which can be redeemed in daily operation;

2.2.3.    Shortfall of working capital in daily operation;

2.2.4.    Any other funding difficulties perceived in daily operation.

2.3. The arrangement of Mr. Zhang Fanqi in his last wishes and Share Distribution Description shall not be construed as his debt obligations to TIC or TUC, and shall not be construed as his obligations to Tengtu China companies as listed in 2.1;

2.4. This Agreement shall not be construed as any changes or amendments to the Share Purchase Agreement.


                                   ARTICLE III

                                  MISCELLANEOUS
3.        Miscellaneous

3.1. Headings. The section headings contained in this Agreement are for purposes of convenience only, and shall in no way bear upon the construction or interpretation of this Agreement.



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3.2.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

3.3. Jurisdictions. This Agreement shall be governed by the Law of the People's Republic of China.

3.4. Language. This Agreement is written in both English and Chinese languages. The Chinese language shall prevail in any interpretation given any discrepancies between the two languages.

3.5. Counterparts. This Agreement may be executed in any one of the four counterparts, TIC, Executor, Management Team and Ms. Lu Qihua shall each have one counterpart.


TENGTU INTERNATIONAL CORP.



By: /S/ JOHN WATT
    --------------
   John Watt, President



   /S/ ZHOU LIYING
   ---------------
   Zhou Liying, as the Last Wishes

   Executor of Fanqi Zhang





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